Exhibit 10.2

PERFORMANCE UNIT AWARD AGREEMENT

ADDENDUM

(TSR)

THIS ADDENDUM TO THE PERFORMANCE UNIT AWARD AGREEMENT provides the rules and procedures relating to the grant of the Performance Unit Award and the operation of the Performance Unit Account.

A.                                    Definitions.  Any capitalized terms used, but not defined, in this Addendum shall have the meaning set forth in the Performance Unit Award Agreement (TSR).  Whenever the following terms are used in the Performance Unit Award Agreement or in this Addendum, they shall have the meaning specified below, unless the context clearly indicates to the contrary:

1.                                      2008 Agreement means the Employment Agreement, dated as of December 22, 2008, by and between Colleague and City National Corporation.

2.                                      2010 Agreement means the Amended and Restated Employment Agreement made as of the 24th day of June, 2010, by and between Colleague, City National Bank and City National Corporation.

3.                                      Disability means Colleague shall become incapable of fulfilling his obligations because of injury or physical or mental illness which shall exist or may reasonably be anticipated to exist for a period of twelve (12) consecutive months or for an aggregate of twelve (12) months during any twenty-four (24) month period.

4.                                      Peer Banks means the component companies included in the KBW Regional Bank Index as of the last day of the measurement period or if the KBW Regional Bank Index is no longer maintained the last published report of the KBW Regional Bank Index.

5.                                      Performance Unit Account means the memorandum account maintained by the Company on behalf of Colleague which is credited with Performance Units.  Each Performance Unit represents the right to receive a distribution of cash in an amount as provided in the Performance Unit Award Agreement and this Addendum.

6.                                      Total Shareholder Return shall be determined with respect to the Company and any other company included in the Peer Banks at the end of the Performance Period (each an “index company”) and shall be determined as follows:

(Price End – Price Begin) + Dividends
Price Begin

with “Price Begin” equal to the index company’s closing price per share of common stock on the principal exchange or trading market on the first trading day in the Performance Period (adjusted to give effect to stock splits and stock dividends during the measurement period), “Price End” equal to the index company’s closing price per share of common stock on its principal exchange or trading market on the final trading day of the Performance Period, and “Dividends” equal to the aggregate cash dividend per share of common stock paid during the Performance Period.

B.                                    Performance Unit Account.  As soon as practicable following the first day of the Performance Period, the Company shall credit Colleague’s Performance Unit Account with the Performance Units.

C.                                    Lapse of Forfeiture Restrictions.  The Performance Unit Award is subject to forfeiture until the forfeiture restrictions lapse in accordance with Section 2(b) of the Performance Unit Award Agreement.

Notwithstanding the forfeiture provision in Section 2(b) of the Performance Unit Award Agreement, the forfeiture restrictions on the Performance Units shall immediately lapse:

•                  upon Colleague’s termination of employment by the Company without good cause or by Colleague for good reason (as those terms are defined in the 2010 Agreement);

•                  upon Colleague’s voluntary termination of employment for any reason or by the Company without good cause (as such term is defined in the 2010 Agreement) on or after expiration of the 2010 Agreement as provided in Section 10(f) of the 2010 Agreement;

•                  upon Colleague’s termination of employment by the Company without cause or by Colleague for good reason (as those terms are defined in the 2008 Agreement) following a Change in Control; or

•                  provided the Performance Units have not been forfeited, upon Colleague’s death or Disability.

D.                                    Payment Date.

The Value of the Performance Units as determined in Section 1a.i. of  the Performance Unit Award Agreement, if any, shall be distributed to Colleague (or, in the event of his death, Colleague’s Beneficiary) in cash in a lump sum payment no later than July 31, 2015 following certification of the Company’s TSR Percentile; or earlier upon Colleague’s involuntary termination without cause or for good reason (as those terms are defined in the 2008 Agreement) that occurs within twenty-four months following a Change in Control that also constitutes a change in control event pursuant to Treasury Regulations section 1.409A-3(i)(5)(v) (a “409A CIC”).  Any earlier payment upon Colleague’s involuntary termination without cause or for good reason shall be subject to Section E below.

E.                                 Plan Construction.  It is the intent of the Company that the Performance Units shall comply with Section 409A, and the Performance Unit Award Agreement and this Addendum shall be interpreted in a manner which is consistent with the foregoing intent.  Any provisions of the Performance Unit Award Agreement and this Addendum which would not comply with the requirements of Section 409A and the Regulations adopted thereunder shall be deemed to be modified or eliminated in order to comply with these requirements.  Sections 10(h) and 24 of the 2010 Employment Agreement addressing the application of Section 409A of the Code are hereby incorporated by reference.  Notwithstanding anything in the Plan, the Performance Unit Award Agreement or the Addendum to the contrary, in the event of a 409A CIC, the Company may terminate the Performance Unit Awards granted hereunder in a manner consistent with Section 1.409A-3(j)(ix)(B) of the regulations under Section 409A.

F.                                      Unfunded Plan.  The liability of the Company to the Colleague under this Performance Unit Award Agreement shall be that of a debtor only pursuant to such contractual obligations as are created by the Plan, the Performance Unit Award Agreement and this Addendum, and no such obligation of the Company shall be deemed to be secured by any assets, pledges, or other encumbrances on any property of the Company.  The Company has not segregated or earmarked any of the Company’s assets for the benefit of Colleague or his beneficiary or estate, and the Plan does not, and shall not be construed to, require the Company to do so.  Colleague and his beneficiary or estate shall have only an unsecured, contractual right against the Company with respect to any Performance Unit and such right shall not be deemed superior to the right of any other creditor.